Exhibit 99.1

ATC Contact: Michael Powell

Vice President, Investor Relations

Telephone: (617) 375-7500

AMERICAN TOWER CORPORATION ANNOUNCES EXCHANGE OFFER

FOR 4.625% SENIOR NOTES DUE 2015

Boston, Massachusetts – December 29, 2009 – American Tower Corporation (NYSE: AMT) announced today that it has commenced an offer to exchange any and all of its outstanding $600,000,000 4.625% Senior Notes due 2015 (the “Initial Notes”) for new 4.625% Senior Notes due 2015 (the “New Notes”) that have been registered under the Securities Act of 1933, as amended.

The exchange offer is being made in order to satisfy certain obligations under a Registration Rights Agreement entered into by American Tower when it originally issued the Initial Notes on October 20, 2009.

The terms of the New Notes to be issued in the exchange offer are substantially the same as the terms of the Initial Notes, except that the New Notes will have no transfer restrictions under the federal securities laws, no rights to additional interest and no registration rights. Initial Notes that are not exchanged will continue to be subject to the existing transfer restrictions under the federal securities laws and American Tower will have no further obligation to provide for the registration of such notes under the Securities Act except under certain limited circumstances.

The exchange offer will expire at 5:00 p.m., New York City time, on January 28, 2010, unless extended. Tenders of the Initial Notes must be made, and may be withdrawn at any time, before the exchange offer expires.

Documents describing the terms of the exchange offer, including the prospectus and transmittal materials for making tenders, may be obtained from the information agent, D.F. King & Co., Inc., 48 Wall St, 22nd floor, New York, New York 10005, telephone: (800) 549-6697.

This announcement does not constitute an offer to purchase or a solicitation of an offer to sell securities. The exchange offer will be made only pursuant to a prospectus and the related letter of transmittal and only to such persons and in such jurisdictions as is permitted under applicable law.

Cautionary Language Concerning Forward-Looking Statements

This press release contains statements about future events and expectations, or “forward-looking statements,” all of which are inherently uncertain. We have based those forward-looking statements on management’s current expectations and assumptions and not on historical facts. Examples of these statements include, but are not limited to, statements regarding the Company’s expectations regarding the Initial Notes to be exchanged in the exchange offer, the timing of the exchange offer and other conditions to the exchange offer. These forward-looking statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated in such forward-looking statements include market conditions for corporate debt generally, for the securities of telecommunications companies and for the Company’s indebtedness in particular. For other important factors that may cause actual results to differ materially from those indicated in our forward-looking statements, we refer you to the information contained in Item 1A of Form 10-Q for the quarter ended September 30, 2009 under the caption “Risk Factors” and in other filings we make with the Securities and Exchange Commission. We undertake no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.

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